EXHIBIT 5.1

{Letterhead of McDermott Will & Emery LLP}

February 10, 2006

CIT Funding Company, LLC, as Depositor

1 CIT Drive

Livingston, New Jersey 07039

Dear Sirs:

We have acted as special counsel to you (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the receivable-backed notes (the “Notes”) described in the prospectus and prospectus supplement which form a part of the Registration Statement. Each series of Notes will be issued pursuant to an indenture (the “Indenture”), substantially in the form filed with the Registration Statement, between the issuing entity (the “Issuing Entity”) and the indenture trustee, each as named in the related prospectus supplement. Certain rights of the holders of the Notes will be governed by a pooling and servicing agreement (the “Pooling and Servicing Agreement”) substantially in the form filed with the Registration Statement.

In connection with this opinion, we have examined signed copies of the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.

As to all matters of fact, we have relied upon and assumed the accuracy of statements and representations of officers and other representatives of the Company and others.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

We have also assumed, with respect to the Indenture and the Pooling and Servicing Agreement (together, the “Basic Documents”), that: (a) each of the Basic Documents will be duly executed and delivered by each of the parties thereto prior to the issuance of any of the Notes thereunder; (b) at the time of such execution, each party to the Basic Documents will be duly organized, validly existing and in good standing under the laws of the jurisdiction of its

CIT Funding Company, LLC

February 10, 2006

organization and will have all requisite power and authority to execute, deliver and perform its obligations under each of the Basic Documents; (c) the execution and delivery of the Basic Documents and performance of such obligations will have been duly authorized by all necessary actions on the part of each such party; (d) the Basic Documents will be the legal, valid and binding obligation of each such party, and will be enforceable against each such party, in accordance with its terms; and (e) during the period from the date hereof until the date of such execution and delivery, there will be no change in (i) any relevant conditions of the Basic Documents or (ii) any set of facts or circumstances relating to the Basic Documents.

We are attorneys admitted to practice in the State of New York and the opinion set forth below is limited to the laws of the State of New York and the Federal laws of the United States of America.

Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that when each of the Basic Documents, each in substantially the form presented to us, has been duly authorized by all necessary action and each has been duly executed and delivered, upon the issuance, authentication and delivery of the Notes in accordance with the terms of the Basic Documents against payment therefor as contemplated by the related prospectus and prospectus supplement, the Notes will constitute the legal, valid and binding obligations of the Issuing Entity, enforceable against the Issuing Entity in accordance with their terms, except, in each case, as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability affecting the enforcement of creditors’ rights, and (ii) the application of general principles of equity (including the availability of equitable remedies), including, without limitation, concepts of materiality, reasonableness, public policy, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP